EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Quality Distribution, LLC Reports Earnings

for the Quarter Ended September 30, 2003

and Management Changes

TAMPA, Fla.—(BUSINESS WIRE)—October 20, 2003—Quality Distribution, LLC (the “Company”), a wholly-owned subsidiary of Quality Distribution, Inc. (“QDI”), today reported third quarter net income of $2.7 million, compared to a net loss of $0.2 million for the third quarter of 2002. The results for 2002 included a loss of $0.5 million from discontinued operations. For the first nine months of this year, the Company reported net income of $9.6 million, compared to a net loss of $39.3 million for the same period last year, which included a $24.0 million charge to recognize the impairment of goodwill in 2002.

Revenue for the quarter ended September 30, 2003 increased 10.0% to $145.9 million from $132.6 million for the same period in 2002. Revenue for the first nine months of 2003 increased $35.9 million, or 9.2%, to $426.3 million. These increases were primarily attributable to increases in demand from existing customers, as well as new business secured during the first three quarters of 2003. Since September 30, 2002, eight new affiliates joined the Company providing approximately $5.0 million of incremental transportation revenue in the third quarter of 2003 and $9.9 million incremental revenue for the first nine months of 2003. Fuel surcharge was higher in the third quarter and first nine months of 2003 by $1.7 million and $8.7 million, respectively, as a result of higher fuel prices and volume increases.

Operating income for the third quarter totaled $9.8 million, an increase of $1.9 million, or 24.2%, compared to $7.9 million for the same period in 2002. For the first nine months of 2003, operating income increased $5.7 million, or 23.2%, to $30.2 million. These increases were primarily the result of higher revenue, cost reductions and the impact of several conversions of company terminals to affiliate operations begun in the fourth quarter of 2002 and continuing through the third quarter of 2003. This is evidenced by the improvement in the Company’s operating margin to 6.7% for the quarter ended September 30, 2003 from 6.0% for the same quarter last year. The operating margin for the nine months ended September 30, 2003 improved to 7.1% from 6.3% for the same period last year.

Interest expense fell $1.1 million and $8.3 million, respectively, for the three and nine month periods ended September 30, 2003 compared to the same periods last year due to lower interest rates and a reduction in the Company’s overall level of indebtedness, which reflects principal payments made during 2003 and the impact of the refinancing in the second quarter of 2002. The Company incurred transaction fees of $0.7 million in the third quarter of 2003 relating to refinancing transactions and a foreign currency loss of $0.9 million in the second quarter of 2003 relating to the revaluation of certain Canadian loans, which were repaid in the third quarter of 2003. Transaction fees of $10.1 million relating to the refinancing in the second quarter of 2002 are included in the results for the nine months ended September 30, 2002.

Commenting on the results, President and Chief Executive Officer Tom Finkbiner said, “We are very pleased with the results for the third quarter of 2003 and the continued improvement we have seen in our business driven by revenue growth and efficiency gains we implemented in the fourth quarter of last year. The improvement in our business during 2003 is a testimony to the hard work and commitment of our entire Quality Distribution team of employees, owner-operators and affiliate partners who are working together to achieve these improved results.”

In unrelated matters, on October 8, 2003 and October 9, 2003, respectively, the Company received the resignations of Richard Brandewie and Charles O’Brien from the Board of Managers of the Company and the Board of Directors of the Company’s parent, QDI.

On October 9, 2003, Anthony Ignaczak was appointed to the Board of Managers of the Company and the Board of Directors of QDI. Since May 1993, Mr. Ignaczak has been a partner with Quad-C Management, a private equity firm based in Charlottesville, Virginia.

Headquartered in Tampa, Florida, Quality Distribution operates approximately 3,441 tractors and 7,884 trailers through three principal transportation subsidiaries: Quality Carriers, TransPlastics, and Quebec based Levy Transport. The Company also provides other bulk transportation services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies who are engaged in chemical production and processing.

This press release and other communications from the Company may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected. Without limitation, these risks and uncertainties include the Company’s substantial leverage, economic factors, downturns in customers’ business cycles, dependence on affiliates and owner-operators, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, and the availability of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company’s periodic reports on Forms 10-K and 10-Q and the registration statement on Form S-4 filed on November 13, 2002.

Contact: Sam Hensley

              Senior Vice President and Chief Financial Officer

              800-282-2031 ext. 7275

QUALITY DISTRIBUTION, LLC

(SUCCESSOR TO QUALITY DISTRIBUTION, INC.) AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In 000’s EXCEPT MEMBERSHIP INTEREST DATA)

	September 30, 2003 (Unaudited)	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$2,247	$661
Accounts receivable, net of allowance of $7,658 and $7,846	80,801	75,428
Inventories	902	898
Prepaid expenses	2,340	5,186
Prepaid tires	7,930	7,894
Other	3,085	2,578

Total current assets	97,305	92,645
Property, plant and equipment, net of accumulated depreciation of $203,701 and $187,120	136,276	153,561
Goodwill	130,732	130,732
Intangibles, net	1,222	1,585
Other assets	11,857	8,742

Total assets	$377,392	$387,265

LIABILITIES AND MEMBERSHIP INTEREST
Current liabilities:
Current maturities of indebtedness	$15,577	$3,251
Accounts payable and accrued expenses	57,174	57,604
Affiliates and independent owner-operators payable	8,151	10,604
Income taxes payable	1,914	1,569

Total current liabilities	82,816	73,028
Long-term debt, less current maturities	352,379	378,939
Environmental liabilities	25,364	27,324
Other non-current liabilities	15,852	17,656
Deferred tax liability	2,038	1,361

Total liabilities	478,449	498,308
Minority interest in subsidiary	1,833	1,833
Commitments and contingencies
Membership interest:
Membership interest, no par value, 1,000 authorized, 100 issued and outstanding	—	—
Additional paid-in-capital	176,425	176,436
Accumulated deficit	(74,362)	(83,892)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(15,364)	(15,831)

Total membership interest	(102,890)	(112,876)

Total liabilities and membership interest	$377,392	$387,265

QUALITY DISTRIBUTION, LLC

(SUCCESSOR TO QUALITY DISTRIBUTION, INC.) AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited — In 000’s)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Operating revenues:
Transportation	$123,921	$113,484	$360,543	$335,390
Fuel surcharge	3,451	1,769	12,127	3,381
Other service revenues	18,507	17,322	53,581	51,576

Total operating revenues	145,879	132,575	426,251	390,347
Operating expenses:
Purchased transportation	93,988	77,646	267,635	227,766
Compensation	14,317	18,956	45,474	53,311
Depreciation and amortization	7,620	7,686	22,744	23,282
Insurance Claims	4,650	3,410	11,408	10,139
Other operating expenses	15,483	16,972	48,805	51,351

Operating income	9,821	7,905	30,185	24,498
Interest expense	6,427	7,559	18,763	27,111
Interest expense, transaction fees	700	—	700	10,077
Foreign currency transaction loss	—	—	937	—
Other expense (income)	(155)	4	(200)	(16)

Income (loss) before taxes	2,849	342	9,985	(12,674)
Provision for income taxes	120	62	360	415

Net income (loss) from continuing operations	2,729	280	9,625	(13,089)
Discontinued operations:
Loss from operations of discontinued division (net of tax of $0)	—	—	—	(1,386)
Loss on disposal of discontinued division (net of tax of $0)	—	(507)	—	(815)

Total loss from discontinued operations	—	(507)	—	(2,201)

Net income (loss) before cumulative effect of change in accounting principle	2,729	(227)	9,625	(15,290)
Cumulative effect of a change in accounting principle (net of tax of $0)	—	—	—	(23,985)

Net income (loss)	2,729	(227)	9,625	(39,275)
Distributions to minority interest/preferred stock dividends and accretions	(18)	(32)	(95)	(1,068)

Net income (loss) attributable to membership interest	$2,711	$(259)	$9,530	$(40,343)

QUALITY DISTRIBUTION, LLC

(SUCCESSOR TO QUALITY DISTRIBUTION, INC.) AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited — In 000’s)

	Nine months ended September 30,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$9,625	$(39,275)
Cumulative effect of change in accounting principle	—	23,985
Adjustments for non-cash charges	26,414	24,493
Changes in assets and liabilities	(8,053)	2,840

Net cash provided by operating activities	27,986	12,043

Cash flows from investing activities:
Capital expenditures	(6,235)	(9,602)
Proceeds from asset dispositions	1,828	7,564

Net cash used in investing activities	(4,407)	(2,038)

Cash flows from financing activities:
Net payments on the revolver	(10,230)	(4,500)
Payment of debt obligations	(5,376)	(2,008)
Financing fees	(4,059)	(4,690)
Other	(1,911)	(788)

Net cash used in financing activities	(21,576)	(11,986)

Net increase (decrease) in cash	2,003	(1,981)
Effect of exchange rate changes on cash	(417)	(90)
Cash, beginning of period	661	2,212

Cash, end of period	$2,247	$141

Supplemental disclosures of non-cash activities:
Preferred stock accretion	$—	$959